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                    CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of Post-Effective Amendment No. 3 to the registration statement on Form N-1A which has been incorporated by reference in this Post-Effective Amendment No. 4 to the registration statement on Form N-1A (the "Registration Statement") of our report dated April 2, 1997, relating to the statement of assets and liabilities of EQ Advisors Trust. We also consent to the reference to us under the heading "Other Services - Independent Accountant" in the Statement of Additional Information of Post-Effective Amendment No. 3 which is incorporated by reference into this Registration Statement.




/s/ Price Waterhouse LLP
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PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York
December 22, 1997